Exhibit 99.1
30775 Bainbridge Road, Suite 280
Solon, OH 44139 U.S.A.
Tel: (440) 248-4200
Fax: (440) 249-4240

Press Release	FOR IMMEDIATE RELEASE

BPI Energy Announces Management Change
Cleveland, OH—October 13, 2006—BPI Energy (“BPI”), the operating subsidiary of BPI Energy Holdings, Inc. (Amex: BPG), an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, today announced that George J. Zilich, chief financial officer, general counsel and director, has resigned to pursue other professional opportunities.
The company has commenced a search for a new chief financial officer with energy-industry experience and is in the process of interviewing candidates for the position. Zilich has agreed to be available to provide consulting services to the company through January 2, 2008, including assisting with an orderly transition when his replacement is named.
BPI Controller Randy L. Elkins will serve as acting chief financial officer until a successor is named. Derek D. Bork, partner of the law firm Thompson Hine LLP, who has provided legal services to the company in the areas of SEC reporting, securities law and general corporate matters for the past two years, will serve as BPI Energy’s outside general counsel.
To be added to BPI Energy’s e-mail distribution list, please click on the link below:
http://www.clearperspectivegroup.com/clearsite/bpi/emailoptin.html
About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls the dominant CBM acreage position in the Illinois Basin at approximately 500,000 acres.
Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from our expectations, include, but are not limited to: (a) our inability to generate sufficient income or obtain sufficient financing to fund our operating plan through July 31, 2007, (b) our inability to retain our acreage rights at our projects at the expiration of our lease agreements, due to insufficient CBM production or other reasons, (c) our failure to accurately forecast CBM production, (d) displacement of our CBM operations by coal-mining operations, which have superior rights in most of our acreage, (e) our failure to accurately forecast the number of wells that we can drill, (f) a decline in the prices that we receive for our CBM production, (g) our failure to accurately forecast operating and capital expenditures and capital needs due to rising costs or different drilling or production conditions in the field, (h) our inability to attract or retain qualified personnel with the requisite CBM or other experience, and (i) unexpected economic and market conditions, in the general economy or the market for natural gas. We caution readers not to place undue reliance on these forward-looking statements.
News releases and other information on the company are available on the Internet at:
http://www.bpi-energy.com
CONTACT:
BPI Investor Relations
Clear Perspective Group, LLC
Matthew J. Dennis, CFA
Sr. Managing Director
(440) 363-7093
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